Exhibit 10.7

9 November 2012

Creditor’s Right Transfer Agreement

Among

Weiqin Qiu

Jin Wang

Beijing Kingsoft Digital Entertainment Technology Co., Ltd. (北京金山数字娱乐科技有限公司)

and

Beijing Kingsoft Cloud Technology Co., Ltd. (北京金山云科技有限公司)

Creditor’s Right Transfer Agreement

The Creditor’s Right Transfer Agreement (hereinafter referred to as “this Agreement”) was executed by and the among the following parties in the People’s Republic of China (hereinafter referred to as the “PRC”) on 9 November 2012:

(1)	Beijing Kingsoft Digital Entertainment Technology Co., Ltd. (hereinafter referred to as the “Original Creditor”)

Registered address: West District, 2/F, Kingsoft Tower, No. 33 Xiaoying West Road, Haidian District, Beijing

Legal representative: Lei Jun

(2)	Beijing Kingsoft Cloud Technology Co., Ltd. (hereinafter referred to as the “New Creditor”)

Registered address: Room 5F02, 5/F, No. 33, Xiaoying West Road, Haidian District, Beijing

Legal representative: Zhang Hongjiang

(3)	Weiqin Qiu

Address: *

ID Number: *

(4)	Jin Wang (together with Weiqin Qiu as the “Debtors”)

Address: *

ID Number: *

(In this Agreement, the aforesaid parties are individually referred to as “either party” and collectively as “the parties”.)

Whereas:

1.	The Original Creditor and the Debtors entered into a loan agreement (the “Loan Agreement”) on 2 May 2012, pursuant to which the Debtors had a total debt of RMB100,000 to the Original Creditor;

2.	The Original Creditor agrees to transfer the debt to the New Creditor and the New Creditor agrees to accept the transfer of creditor’s right;

Therefore, in order to clarify matters related to the transfer of creditor’s right, the parties hereby agree as follows:

Article 1 Transfer of Creditor’s Right

The parties agree that from the date of signing this Agreement, the Original Creditor will transfer to the New Creditor its creditor’s rights in the amount of RMB100,000 receivable from the Debtors under the Loan Agreement; the New Creditor agrees to accept the creditor’s right in the amount of RMB100,000; and the Debtors agree to assume a debt of RMB100,000 to the New Creditor. The Loan Agreement entered into between the Original Creditor and the Debtors is terminated, and their respective rights and obligations therein are terminated accordingly.

Article 2 Creditor’s Right Transfer Consideration

The parties agree that the New Creditor shall pay RMB100,000 in cash to the Original Creditor as the consideration for the above-mentioned transfer of creditor’s right in the amount of RMB100,000 (hereinafter referred to as the “Creditor’s Right Transfer Consideration”). The payment of the Creditor’s Right Transfer Consideration shall be before the expiration of twelve (12) months from the date of signing this Agreement.

Article 3 Recognition of Creditor’s Right and Debt Amount

The parties hereby confirm that since the date of signing this Agreement, Weiqin Qiu has a debt of RMB99,000 to the New Creditor, and Jin Wang has a debt of RMB1,000 to the New Creditor. The parties to this Agreement will enter into a new loan agreement to clarify their specific rights and obligations under the above creditor’s rights and debts.

Article 4 Notice

4.1	Any notice, request, demand and other correspondences required by this Agreement or made according to this Agreement shall be served in writing to the parties concerned.

4.2

The aforesaid notices or other correspondences shall be deemed to have been served: (i) upon sending, when sent by fax or telex; (ii) upon receipt, when delivered personally; (iii) five (5) days after being posted, when sent by post.

Article 5 Other Matters

5.1	This Agreement is executed in Chinese in three (3) original copies.

5.2	The conclusion, validity, performance, modification, interpretation and termination of this Agreement shall be governed by the PRC laws.

5.3

Any dispute arising under and related to this Agreement shall be settled by the parties to the dispute upon negotiation. If the parties to the dispute fail to reach any agreement within thirty (30) days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing pursuant to the arbitration rules thereof. The arbitration result shall be final and binding on the parties to the dispute.

5.4

Any rights, powers and remedies conferred on any party by any terms of this Agreement shall not preclude any other rights, powers or remedies conferred on it under the laws and other terms of this Agreement, and any party’s exercise of its rights, powers and remedies shall not preclude it exercising other rights, powers and remedies enjoyed by it.

5.5

Any party’s failure to exercise or delay in exercising any rights, powers and remedies (hereinafter referred to as “the Rights”) conferred on it under this Agreement or laws shall not result in its waiver of the Rights, and the waiver of any single or part of the Rights shall also not preclude the party from exercising the Rights in other ways and exercising the other Rights.

5.6	The titles to the articles of this Agreement are for index purposes only and shall not be used for or affect the interpretation of the provisions of this Agreement under any circumstances.

5.7

Each term of this Agreement is severable and independent of other terms. If any term or terms of this Agreement become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other terms of this Agreement shall not in any way be affected thereby.

5.8	Any amendment and supplement to this Agreement shall be executed in writing and shall take effect upon being duly signed by the parties thereto.

5.9	This Agreement shall be binding on the legal successors of the parties. The appendixes hereto shall have the same legal force as the text hereof.

[This page is the Signing Page]

In witness thereof, this Creditor’s Right Transfer Agreement has been executed by the following parties on the date and in the place first above written.

Beijing Kingsoft Digital Entertainment Technology Co., Ltd. /s/ Seal of Beijing Kingsoft Digital Entertainment Technology Co., Ltd.	Beijing Kingsoft Cloud Technology Co., Ltd. /s/ Seal of Beijing Kingsoft Cloud Technology Co., Ltd. /s/ Hongjiang Zhang Name: Hongjiang Zhang Position:

Weiqin Qiu /s/ Weiqin Qiu	Jin Wang /s/ Jin Wang